Exhibit 99.2
PRESS RELEASE	OLD LINE BANCSHARES, INC.
FOR IMMEDIATE RELEASE	CONTACT: MARK A. SEMANIE
September 16, 2013	CHIEF OPERATING OFFICER
(301) 430-2508

OLD LINE BANCSHARES, INC. ANNOUNCES COMPLETION OF PRIVATE PLACEMENT

BOWIE, MD - Old Line Bancshares, Inc. (NASDAQ: OLBK), the parent company of Old Line Bank, today announced that it has completed the sale of 925,079 shares of its common stock at a price of $13.00 per share to accredited investors.  Old Line Bancshares, Inc. has received proceeds of approximately $12.0 million after expenses as a result of the private placement.  Old Line Bancshares, Inc. intends to use the proceeds of the offering for additional working capital and other general corporate purposes.

Commenting on the offering, James W. Cornelsen, President and Chief Executive Officer of Old Line Bancshares, Inc., stated “I am pleased that our investors continue to support us in our pursuit of profitable growth.  Our success in raising this capital is a result of our investors’ confidence in our ability to grow opportunistically and profitably.”

This press release shall not constitute an offer to sell or the solicitation of an offer to buy securities.  The securities offered and sold in the private placement have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and may not be offered or sold in the United States absent registration, or an applicable exemption from registration under the Securities Act and applicable state securities laws.

Old Line Bancshares, Inc. is the parent company of Old Line Bank, a Maryland chartered commercial bank headquartered in Bowie, Maryland, approximately 10 miles east of Andrews Air Force Base and 20 miles east of Washington, D.C. Old Line Bank has 23 branches located in its primary market area of suburban Maryland (Washington, D.C. suburbs and Southern Maryland) counties of Anne Arundel, Calvert, Charles, Prince George's and St. Mary's. It also targets customers throughout the greater Washington, D.C. metropolitan area.

The statement in this press release regarding our future growth and profitability constitutes a “forward-looking statement” as defined by Federal Securities laws.  Such statement is subject to risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.  Actual results could differ materially from those currently anticipated due to a number of factors, including, but not limited to, deterioration in economic conditions or a slower than anticipated recovery in our target markets or nationally, sustained high levels of or further increases in the unemployment rate in our target markets, that changes in interest rates and monetary policy could adversely affect us, the actions of our competitors and our ability to successfully compete, in particular in new market areas, and changes in laws impacting our ability to collect on outstanding loans or otherwise negatively impact our business, including regulations implemented pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act enacted in July 2010.  Forward-looking statements speak only as of the date they are made.  Old Line Bancshares, Inc. will not update forward-looking statements to reflect factual assumptions, circumstances or events that have changed after a forward-looking statement was made.  For further information regarding risks and uncertainties that could affect forward-looking statements Old Line Bancshares, Inc. may make, please refer to the filings made by Old Line Bancshares, Inc. with the U.S. Securities and Exchange Commission available at www.sec.gov.